Exhibit 99.1

August 24, 2010

Dear Fellow Shareholders:

We wish to report to you the results of our second quarter of operations for Henry County Bancshares, Inc. and The First State Bank. We have released our financial information with the filing of our second quarter call report and we filed our second quarter 10Q on Monday, August 16, 2010. We encourage you to review the 10Q which will be available on our website www.firststateonline.com under the investor relations tab which can be found in the “about us” section of the web pages.

Contrary to our earlier hopes, the second quarter did not treat us favorably. The challenges we face continue to provide obstacles to a return to profitable operation of the companies. The termination of the housing tax credit has proven to be a significant barrier to home sales for our customers, as well as for the bank. We have seen a marked reduction in overall economic activity as well as continued deterioration in market values. The FDIC insurance premiums that we are assessed have become a major expense item. FDIC assessments for 2008 totaled $ 462 thousand. For the year 2009, the FDIC regular assessments totaled $1.15 million and we had an additional one-time special assessment of $317 thousand. For the first six months of 2010, the assessments have been $1.08 million. This trend line has our FDIC costs increasing approximately $1 million per year, an unsustainable rate for us to absorb and quite an unpleasant surprise for us. Real property taxes have also become a growing issue for the bank, not only the taxes on our bank owned real estate, but also taxes on property securing loans at the bank. As customers’ financial situations have deteriorated, they have failed to pay property taxes as those became due. The taxing authorities have contemporaneously become more aggressive in collection efforts and we find ourselves in the unenviable position of having to choose between paying the taxes or allowing our collateral to be lost to tax foreclosure. While we can sometimes add the taxes paid to our loan amounts, if the loan is an impaired loan and there is already a collateral deficiency, the result of paying those taxes becomes an expense to the bank. Property taxes cost the bank in excess of $1 million in the first six months of this year, and we anticipate expensing approximately another $1 million in the reminder of 2010.

Because of valuation adjustments in bank owned real estate and impaired loans, due to declined real property values, the bank took additional write downs in the second quarter in those two categories of assets which totaled $4.76 million dollars. Coupled with the additional expense for FDIC insurance and real property taxes the bank lost $5.545 million for the second quarter bringing our first six months operating results to a loss of $1.376 million. The practical effect of these operating results is that our ratio experienced a decline to 3.45% for the bank’s leverage capital ratio. This is a level that is below adequately capitalized and is a significant concern for the company.

We recently communicated with you to investigate the interest that each of you as shareholders may have in purchasing additional stock. The results of that non-binding survey were received at the bank, and did not reflect great demand on the part of our shareholders. We received 162 responses to the survey. Of those 162 responses, 98 indicated that they would have no interest in additional stock. There were 60 affirmative responses that gave an indication of a purchase amount. Those 60 indications totaled $1,914,190 and there were 4 affirmative indications that did not list an amount. In addition, there were 2 verbal responses given indicating an interest in acquiring stock, but gave no indication of value. As we will need in excess of $25 million to return the company to the 8% leverage ratio required under our consent order, it continues to appear that we will be forced to go outside the existing shareholder base for additional capital. We continue to diligently pursue solutions to our capital challenges.

We have received many indications of support from shareholders with inquiries as to how they can assist the bank. Aside from additional capital, there is one issue that drives all of the challenges that the bank faces. That issue is the high level of problem and non-performing assets held by the bank. The liquidation of bank owned properties and troubled debt is a major hurdle for us to overcome, particularly as the ability of purchasers in Henry County and its environs is severely limited by the reduced liquidity and income of our area. If you wish to find a way to help the bank, please consider the purchase of bank owned property. We have a complete listing of our properties for sale on our website www.firststateonline.com under the bank owned property listing. If you have any interest in acquiring property, please let us know and we can assist you in looking at properties that may suit your requirements. We may also be able to package some income producing and non-income producing properties to allow you to gain sufficient cash flow to assist in carrying the cost of the acquisition.

While we would like to give you a far more favorable report, we are committed to keeping you informed of our true circumstances, which, unfortunately, mirror those of many banks in our immediate area and Georgia at large. We have just completed a joint FDIC and State of Georgia examination and their finding are included in the financial statements we have filed. We are pleased that their findings agreed with our positions on most issues and generated relatively minor adjustments to our net financial statements.

We continue to persevere in the face of the most challenging banking environment that any of us have ever faced. We are appreciative of the support we have received from you as shareholders and we remain committed to using every resource at our disposal to resolve these issues and return the bank to its position of prominence in the community. We are pleased to enjoy your continued support and invite you to contact us or any of the bank directors if you have questions.

Sincerely yours,

G.R. Foster, III	David H. Gill
Chairman	President and CEO